EXHIBIT 10.19

EMPLOYMENT AGREEMENT WITH
ALFRED T. MOCKETT

     This EMPLOYMENT AGREEMENT (“the Agreement”) is made effective December 1, 2001, except as specifically provided herein, between American Management Systems, Incorporated, a corporation formed under the laws of the State of Delaware with its principal place of business at 4000 and 4050 Legato Road, Fairfax, VA 22033 (“AMS”), and Alfred T. Mockett, residing at 201 Falcon Ridge Road, Great Falls, Virginia 22066 (“Mockett”).

     WHEREAS, AMS desires to engage the services of Mockett as Chief Executive Officer, and Mockett is willing to render such services to AMS in consideration of the terms and conditions agreed to by the parties; and

     WHEREAS, the Board of Directors of AMS (“the Board”) has approved the employment of Mockett on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, AMS agrees to employ Mockett, and Mockett agrees to perform services for AMS as an employee, commencing on December 1, 2001, upon the terms and conditions set forth herein.

1.	Term.

The initial term of this Agreement shall end on the third anniversary of the date on which Mockett commences performing services for AMS under this Agreement, unless it is terminated earlier as provided herein. Beginning on that date, and on each anniversary thereafter, unless it is terminated earlier as provided herein or AMS delivers written notice to Mockett of its intention not to extend the Agreement on or before the immediately preceding anniversary date, the term of this Agreement shall automatically be extended for one additional year. The restrictive covenants in Sections 10 and 11 hereof shall survive the termination of this Agreement.

2.	Title and Duties.

Mockett shall be employed as Chief Executive Officer of AMS and shall have such duties, responsibilities, and authorities that are consistent with his position as Chief Executive Officer. In addition, Mockett shall serve as a director of the Company and Chairman of the Board of Directors of AMS (the “Board”). Mockett shall also perform such services consistent with his position as might be assigned to him from time to time by the Board and are consistent with the bylaws of AMS. In performing these services, Mockett shall report solely to the Board.

3.	Location.

Mockett’s place of employment shall be AMS’s offices described above, or at such other location within a 25 mile radius of the location of the offices described above as the Board shall reasonably direct, or at any other location that may be mutually agreed upon in the future.

4.	Extent of Services.

Mockett shall devote substantially all of his business time, attention, skill and effort to the performance of his duties under this Agreement other than absences due to illness. Notwithstanding the foregoing, Mockett may engage in charitable, professional and civic activities that do not materially impair the performance of his duties to AMS. In addition, Mockett may serve on the Board of Directors of other companies unless the Chairman of the Audit Committee of the Board and the Chairman of the Compensation Committee of the Board objects, it being agreed that his current service on the boards listed on Schedule A attached hereto will not violate this Agreement. Nothing contained in this Agreement shall prevent Mockett from managing his own personal investments and affairs, including but not limited to investing his assets in the securities of publicly traded companies; provided, however, that Mockett’s activities do not constitute a conflict of interest or violate securities laws or materially impair the performance of his duties to AMS. Mockett agrees to adhere to AMS’s published policies and procedures affecting directors, officers, employees, and agents and shall use his best efforts to promote AMS’s interest, reputation, business and welfare.

5.	Compensation and Benefits.

a.	Base Salary.

Mockett’s annual base salary for fiscal year 2001 shall be $800,000 (“Base Salary”). The Base Salary shall be payable in accordance with AMS’s standard payroll practices. Mockett’s annual Base Salary shall be reviewed no less frequently than annually for increases in the discretion of the AMS Compensation Committee, taking into account the compensation level for chief executive officers at companies comparable to AMS; provided, however, that at no time during the term of this Agreement shall Mockett’s base salary be decreased from the Base Salary then in effect without Mockett’s prior written consent. If Mockett’s Base Salary is increased during the term of this Agreement, then such increased Base Salary shall be the Base Salary for all purposes under this Agreement.

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b.	Incentive Compensation.

(i)	Mockett shall be entitled to a cash bonus for fiscal year 2001 equal to 70% of his annual Base Salary for 2001 for the portion of the year remaining after he commences performing services for AMS under this Agreement. In fiscal year 2002 and later years, Mockett shall be eligible for an annual bonus having a value of from 0% to 200% of his annual Base Salary, depending on performance, with a target percentage of 70% (“Target Annual Bonus”). Such annual bonuses shall be paid at the usual times for the payment of annual bonuses by AMS.

(ii)	Mockett shall be entitled to participate in a long term incentive compensation plan for fiscal year 2001 and subsequent years. Each year’s plan shall have a potential value, depending on performance over the applicable performance period, of approximately 150% of his target annual cash compensation (i.e., his annual Base Salary plus his Target Annual Bonus). For fiscal year 2001, the plan shall consist of a nonqualified stock option with respect to 100,000 shares of common stock of AMS plus the opportunity to receive up to $1,000,000 in cash. The option shall (1) be granted as of December 1, 2001, or if later when Mockett first becomes an employee of AMS, (2) be granted, to the extent possible, under the American Management Systems, Incorporated 1996 Amended Stock Option Plan F (“Plan F”), (3) be fully vested on the date of grant, have a term of 10 years, and remain exercisable for at least six months after Mockett’s termination of employment, and (4) have an exercise price per share equal to the fair market value of one share of AMS’s common stock on the date of grant, determined consistent with the provisions of Plan F. The $1,000,000 (the “Signing Bonus”) shall be paid in installments as follows: $880,000 on December 31, 2001, and the remaining $120,000 on December 31, 2002, whether or not employed on those dates. In fiscal year 2002 and later years, awards shall be made under a long term incentive compensation plan, a draft of which is to be submitted to the Compensation Committee within nine months of the date that Mockett commences performing services for AMS under this Agreement. Under the plan, which shall cover Mockett and other senior executives of AMS, performance award cycles shall commence annually and the amount of the awards shall be based at least in part on the overall performance of AMS during the applicable performance period.

c.	Hiring Grants.

(i)	As of December 1, 2001, or if later when Mockett first becomes an employee of AMS, Mockett shall be granted the right, in the form of deferred stock units, to receive 177,000 shares of common stock of AMS that are subject to vesting and other restrictions. The stock grant shall be

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made, to the extent possible, under the American Management Systems Restricted Stock and Stock Bonus Plan, and, in any event, the award of the stock shall have terms substantially similar to the terms of Discretionary Awards (within the meaning of that plan) made under that plan, but in no event inconsistent with the terms of this Agreement. The deferred stock units shall vest in 25% increments on the first, second, third and fourth anniversaries of the date that Mockett commences performing services for AMS under this Agreement.

(ii)	Mockett shall be granted a nonqualified stock option for 417,000 shares of common stock of AMS. The option shall (1) be granted as of December 1, 2001, or if later when Mockett first becomes an employee of AMS, (2) be granted, to the extent possible, under Plan F, and in any event shall have terms substantially similar to the terms of nonqualified stock options granted under Plan F, but in no event inconsistent with the terms of this Agreement, (3) vest and become exercisable in 25% increments on the third, fifth, seventh, and eighth anniversaries of December 1, 2001 (or if later the date that Mr. Mockett first becomes an employee of the Corporation), and remain exercisable for at least six months after Mockett’s termination of employment for any reason, and (4) have an exercise price per share equal to $15.30. AMS shall file the appropriate registration statement such that the shares of common stock subject to the award shall be freely transferable upon exercise.

The deferred stock units and stock option granted pursuant to paragraphs (i) and (ii) above shall vest upon the termination of this Agreement as a result of AMS’s failure or refusal to extend the term of the Agreement pursuant to Section 1 hereof.

d.	Other Benefits.

(i)	Mockett shall be entitled to paid compensatory leave, sick leave, and holiday pay in accordance with AMS’s policies in effect from time to time, and to participate in such life, health, and disability insurance, pension, deferred compensation and incentive compensation plans, stock options and awards, performance bonuses and other benefits as AMS extends, as a matter of policy, to its executive employees, and annual leave (vacation) that, together with any available compensatory leave, totals at least four weeks per year and is available at the beginning of the year (even if it is not yet fully accrued at that time). At no time during the term of this Agreement shall Mockett’s participation in, or benefits received under, such plans or programs be reduced without the written consent of Mockett except as part of a general reduction that applies to substantially all employees who are vice presidents and above. In addition to the foregoing, subject to Mockett’s provision of evidence of insurability

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reasonably acceptable to AMS, AMS shall purchase term life insurance for his benefit with a death benefit equal to four (4) times his Base Salary plus Target Annual Bonus, or the maximum amount of such insurance that is reasonably available, if less.

(ii)	On the date that Mockett’s employment terminates for any reason, regardless of his actual age he shall be treated as satisfying the requirements under the AMS Retiree Medical Program that he must be at least age 55 and that his age plus years of AMS service must equal at least 65; provided, however, that if the employee is precluded from participating in said plan as described, for any reason, he shall be provided with the after-tax economic equivalent of the benefits he would have received under the Program. The economic equivalent of the benefits he would have received under the Program shall be the lowest cost that would be incurred by Mockett in obtaining health insurance coverage for himself and his eligible dependents that will provide benefits comparable to the benefits offered under the AMS Retiree Medical Program, as AMS shall modify the Program from time to time, less any required contributions under the Program.

(iii)	During the employment period, AMS shall furnish Mockett with office space, stenographic and secretarial assistance, and such other facilities and services appropriate to his position and no less favorable than provided to other senior executive officers of AMS.

e.	Reimbursement of Business Expenses.

AMS shall promptly reimburse Mockett for all reasonable travel, entertainment and other expenses incurred or paid by Mockett in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by Mockett of such supporting information and documentation as AMS may reasonably request in accordance with company policy.

6.	Termination of Employment.

a.	Termination Due to Death.

Mockett’s employment and this Agreement shall terminate immediately upon his death. If Mockett’s employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)	payment of any unpaid portion of his Base Salary and vacation pay through the effective date of such termination, a lump sum payment equal to any unpaid installments of the Signing Bonus, and a pro-rated annual bonus for the year in which Mockett’s termination of employment occurs

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in an amount at least equal to (A) the greater of his Target Annual Bonus or the annual bonus paid in the last year prior to his termination, multiplied by (B) a fraction, the numerator of which is the number of days in the year through the date of termination and the denominator of which is 365, plus any accrued but unpaid portion of his annual bonus for the previous year (together the “Annual Bonus Amounts”);

(ii)	reimbursement for any outstanding reasonable business expense he has incurred in performing his duties under this Agreement;

(iii)	full vesting of any unexercised stock options and any restricted stock, and the right to exercise the options for at least 12 months after Mockett’s termination of employment, and a pro-rata portion (based on days of employment during the relevant performance period) of the reasonably expected payout under each long term incentive compensation plan for 2002 and later years in effect at the time of such termination of employment (the “Pro-Rated Long-Term Incentive Compensation Payment”);

(iv)	the right to elect continuation coverage of insurance benefits to the extent required by law, and payment of amounts equal (before reduction for taxes) to any premiums for health insurance continuation coverage under any AMS health plans that is elected by Mockett’s beneficiaries pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), at a time or times mutually agreed to by the parties, but for a period not to exceed 12 months; and

(v)	any pension survivor benefits that may become due pursuant to any employee benefit plan or program of AMS; and

(vi)	payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of AMS, this Agreement, or any other agreement between AMS and Mockett.

b.	Termination Due to Disability.

AMS may terminate Mockett’s employment at any time if Mockett becomes disabled, upon written notice by AMS to Mockett. For this purpose, Mockett shall be considered disabled if, as a result of his incapacity due to physical or mental illness, he shall have been unable regularly to perform substantially all of his duties hereunder for an entire period of six consecutive months. If Mockett’s employment is terminated due to his disability, he shall be entitled to:

(i)	payment of any unpaid portion of his Base Salary and vacation pay through the effective date of such termination, a lump sum payment equal

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to any unpaid installments of the Signing Bonus, and the Annual Bonus Amounts;

(ii)	reimbursement for any outstanding reasonable business expense he has incurred in performing his duties under this Agreement;

(iii)	full vesting of any unexercised stock options and any restricted stock, and the right to exercise the options for at least 12 months after Mockett’s termination of employment, and the Pro-Rated Long-Term Incentive Compensation Payment;

(iv)	the right to elect continuation coverage of insurance benefits to the extent required by law, and payment of amounts equal (before reduction for taxes) to any premiums for health insurance continuation coverage under any AMS health plans that is elected by Mockett or his beneficiaries pursuant to Section 4980B of the Code, at a time or times mutually agreed to by the parties, but for a period not to exceed 12 months and only so long as Mockett is not eligible for coverage under a health plan of another employer (whether or not he elects to receive coverage under that plan); and

(v)	payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of AMS, this Agreement, or any other agreement between AMS and Mockett.

In addition, as soon as possible after the execution of this Agreement, subject to Mockett’s provision of evidence of insurability reasonably acceptable to AMS, AMS shall make available to Mockett during the term of this Agreement disability insurance that is supplemental to the disability insurance provided under its existing group long term disability policy and under which benefits are not payable unless Mockett is disabled as defined in the existing policy, and that will be sufficient to ensure that the benefits otherwise payable to Mockett under the terms of the existing policy, together with benefits payable under the supplemental policy and any compensation or benefits from other sources that are taken into account in determining the amount of benefits payable under the existing policy, are at least 60% of his Base Salary plus Target Annual Bonus at the time he became disabled, or the maximum amount of such insurance that is reasonably available, if less, and continue for as long as he remains disabled, up to age 65.

c.	Termination for Cause.

AMS may terminate Mockett’s employment at any time for Cause, provided that it gives written notice of termination to Mockett as set forth below. If Mockett’s employment is terminated for Cause, as defined below, he shall be entitled to:

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(i)	payment of any unpaid portion of his Base Salary, bonus and vacation pay through the effective date of such termination, and a lump sum payment equal to any unpaid installments of the Signing Bonus;

(ii)	reimbursement for any outstanding reasonable business expense he has incurred in performing his duties under this Agreement;

(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iv)	payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of AMS, this Agreement, or any other agreement between AMS and Mockett.

For purposes of this Agreement, “Cause” shall mean: (1) the conviction of Mockett of, or the entry of a plea of guilty or nolo contendere by Mockett to, any felony; (2) fraud, misappropriation or embezzlement by Mockett against AMS, Mockett’s willful failure, gross negligence or gross misconduct in the performance of his assigned duties for AMS, or Mockett’s breach of a fiduciary duty to AMS, in each case which results or reasonably could be expected to result in (and within 120 days after the termination does result in) material and demonstrable harm to AMS; or (3) the breach by Mockett of any material term of this Agreement. Cause shall be deemed not to exist if the circumstances that otherwise would constitute Cause are cured, if curable, within 30 days of the date that the Board provides written notice to Mockett of such circumstances.

If AMS exercises its right to terminate Mockett for Cause, AMS shall: (1) give Mockett written notice of termination at least twenty (20) days before the date of such termination specifying in detail the conduct constituting such Cause; and (2) deliver to Mockett a copy of a resolution duly adopted by 60% of the entire membership of the Board, after reasonable notice to Mockett and an opportunity for Mockett to be heard in person by members of the Board (not less than 5 business days), finding that Mockett has engaged in such conduct. This determination shall not prevent Mockett from challenging in any arbitration or court of competent jurisdiction the Board’s determination that Cause exists or that he has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

d.	Termination Without Cause or Constructive Termination Without Cause.

AMS may terminate Mockett’s employment at any time without Cause, provided that it gives written notice of termination at least 30 days before the date of such termination. If Mockett’s employment is terminated without Cause, or if there is a constructive termination without Cause, as defined below, Mockett shall be entitled to receive from AMS the following:

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(i)	payment of any unpaid portion of his Base Salary and vacation pay through the effective date of such termination, a lump sum payment equal to any unpaid installments of the Signing Bonus, and the Annual Bonus Amounts;

(ii)	reimbursement for any outstanding reasonable business expense he has incurred in performing his duties under this Agreement;

(iii)	full vesting of any unexercised stock options and any restricted stock, and the right to exercise the options for at least six months after Mockett’s termination of employment, and the Pro-Rated Long-Term Incentive Compensation Payment;

(iv)	payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of AMS, this Agreement, or any other agreement between AMS and Mockett;

(v)	the right to elect continuation coverage of insurance benefits to the extent required by law, and payment of amounts equal (before reduction for taxes) to any premiums for health insurance continuation coverage under any AMS health plans that is elected by Mockett or his beneficiaries pursuant to Section 4980B of the Code, at a time or times mutually agreed to by the parties, but only so long as Mockett is not eligible for coverage under a health plan of another employer (whether or not he elects to receive coverage under that plan); and

(vi)	a severance benefit in an amount equal to 200% of the sum of Mockett’s annual Base Salary in effect immediately preceding such termination (without taking into account impermissible reductions to his Base Salary) and the average of the annual bonuses (annualized in the case of the annual bonus for 2001) paid to Mockett in the three-year or shorter period of employment immediately preceding such termination (such average not to be less than his Target Annual Bonus immediately preceding such termination), but only if (1) Mockett executes a release substantially identical to the release attached hereto, (2) the period for revoking such release has expired, and (3) Mockett has materially complied with the requirements of Sections 10 and 11 hereof through the end of the period for revoking such release.

AMS shall pay to Mockett 75% of the severance benefit in paragraph (vii) within 30 days after the date that all of the applicable conditions are satisfied. The other 25% of the severance benefit shall be placed in an interest-bearing escrow account (or held pursuant to a similar arrangement that provides for the crediting of interest) for 12 months after such date. The amount credited to the account shall be paid to him within 30 days after the end of the period unless Mockett does not

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comply in all material respects with the covenants in Sections 10 and 11 hereof throughout that period. If Mockett does not comply in all material respects with the requirements of Sections 10 and 11 hereof throughout that period, the amount credited to the account shall be paid to AMS. In addition, if it is finally determined by a court or conceded in a settlement or other binding agreement with the Internal Revenue Service that any such escrowed amounts are taxable to Mockett, AMS shall pay Mockett an amount equal to such taxes plus any additional amount necessary to make Mockett whole after the imposition of taxes on both amounts. All severance benefits paid to Mockett shall be paid subject to all legally required payroll deductions and withholdings for sums owed by Mockett to AMS.

For purposes of this Agreement, constructive termination without Cause shall mean a termination of Mockett at his own initiative following the occurrence, without Mockett’s prior written consent, of one or more of the following events not on account of Cause:

(1)	(A) a diminution in the nature or scope of Mockett’s authority or responsibilities (including, without limitation, reporting responsibilities) or the duties that Mockett performs, or (B) an adverse change in Mockett’s titles or offices (including, without limitation, membership on the Board) with AMS and/or his failure to be appointed or elected (or re-elected) as Chief Executive Officer of AMS and Chairman of the Board;

(2)	a reduction in Mockett’s then current Base Salary or Annual Target Bonus, or a reduction in the potential value of his long-term incentive compensation plans described in Section 5.b.(ii) hereof, or the termination or reduction in aggregate value of the employee benefits and perquisites enjoyed by him, other than benefits specifically provided in this Agreement (in each case, other than in the case of his Base Salary or Annual Target Bonus, except as part of a general reduction that applies to substantially all participants in the same plan or arrangement who are vice presidents and above);

(3)	the relocation of Mockett’s office or AMS’s principal executive offices from its present location to a location more than 25 miles from Fairfax, Virginia, without his prior written consent;

(4)	the failure of AMS to obtain an assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of AMS, unless the successor agrees to enter into a substantially similar agreement with Mockett effective as of the date of the merger, consolidation, sale or similar transaction;

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(5)	any other breach of a material provision of this Agreement by AMS; or

(6)	termination for any reason during the period beginning 366 days and ending 396 days following of a Change of Control of AMS; provided that the term of this Agreement may not expire before the 397th day following the Change of Control.

Mockett’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting constructive termination. Under no circumstances shall the mere failure of AMS to extend (or notice of its intention not to extend) the Agreement result in a constructive termination without Cause. Mockett must give written notice of a constructive termination without Cause to AMS at least 30 days before the effective date of such termination, and give AMS the opportunity to cure, if curable, the circumstances that otherwise would provide grounds for constructive termination without Cause within such 30-day period.

e.	Voluntary Termination.

If Mockett voluntarily terminates his employment on his own initiative for reasons other than his death, disability, or constructive termination without Cause, he shall be entitled to:

(i)	payment of any unpaid portion of his Base Salary and vacation pay through the effective date of such termination, a lump sum payment equal to any unpaid installments of the Signing Bonus, and the Annual Bonus Amounts;

(ii)	reimbursement for any outstanding reasonable business expense he has incurred in performing his duties under this Agreement;

(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iv)	payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of AMS, this Agreement, or any other agreement between AMS and Mockett.

A voluntary termination under this paragraph shall be effective upon 30 days’ prior written notice to AMS unless the parties mutually agree to extend the effective date.

7.	Mitigation and Offset.

If Mockett’s employment is terminated during the term of this Agreement pursuant to the provisions of Section 6.d hereof, Mockett shall be under no duty or obligation to seek or

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accept other employment, and no payment or benefits of any kind due him under this Agreement shall be reduced, suspended or in any way offset by any subsequent employment. The obligation of AMS to make the payments provided for in this Agreement shall not be affected by any circumstance including, by way of example rather than limitation, any set-off, counterclaim, recoupment, defense, or other right that AMS may assert, or due to any other employment or source of income obtained by Mockett.

8.	Additional Change of Control Benefits.

a.	Additional Benefits. In the event of a Change of Control of AMS, in addition to any other benefits otherwise provided to Mockett:

(i)	Mockett shall be entitled to full vesting of any unexercised stock options and any restricted stock.

(ii)	The severance benefit payable pursuant to Section 6.d.(vi) hereof shall be paid within five days rather than 30 days after the date that all of the applicable conditions are satisfied.

(iii)	If Mockett’s termination of employment occurs during the two-year period beginning on the date of the Change of Control, and a severance benefit is payable pursuant to Section 6.d.(vi) hereof (other than on account of a termination described in clause (6) of the definition of constructive termination without Cause) the severance benefit percentage in Section 6.d.(vi) shall be increased from 200% to 300%, and the 25% hold-back of severance benefits in Section 6.d (flush language) hereof shall not apply.

b.	Definition of Change of Control. “Change of Control” shall mean the first of the following events to occur:

(i)	Any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”)), other than AMS or a trustee or other fiduciary holding securities under an employee benefit plan of AMS or a corporation owned directly or indirectly by the stockholders of AMS in substantially the same proportions as their ownership of stock of AMS, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act), directly or indirectly, of securities representing 30% or more of the combined voting power of AMS’s then-outstanding securities entitled generally to vote for the election of directors;

(ii)	AMS’s stockholders approve an agreement to merge or consolidate with another corporation unless AMS’s stockholders immediately before the merger or consolidation are to own more than two-thirds (66-2/3%) of the

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combined voting power of the resulting entity’s voting securities entitled generally to vote for the election of directors;

(iii)	AMS’s stockholders approve an agreement (including, without limitation, an agreement of liquidation) to sell or otherwise dispose of all or substantially all of the business or assets of AMS; or

(iv)	During any period of two (2) consecutive years, individuals who, at the beginning of the period, constituted the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by AMS’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period (either by a specific vote or by approval of the proxy statement of AMS in which such person is named as a nominee for director, without objection to such nomination).

However, no Change of Control shall be deemed to have occurred by reason of any event involving a transaction in which Mockett or a group of persons or entities with whom or with which Mockett acts in concert, acquires, directly or indirectly, 50% or more of the combined voting power of AMS’s then-outstanding voting securities or the business or assets of AMS.

c.	Effect of Section 280G. The benefit provided under this Section 8 or Section 6 hereof, if applicable, shall be provided without regard to any limitations imposed by Section 280G or 4999 of the Code.

(v)	In the event that Mockett becomes entitled to the benefits (including the acceleration of certain benefits) provided under this Section 8 or Section 6 hereof, if applicable (the “Benefits”), if any of the Benefits will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), AMS shall pay to Mockett an additional amount (the “Gross-up Payment”) such that the net amount retained by Mockett, after deduction of any Excise Tax on the Total Benefits (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the Gross-up Payment provided for by this subparagraph (1), but before deduction for any federal, state or local income tax on the Benefits, shall be equal to the “Total Benefits,” as defined below.

(vi)	For purposes of determining whether any of the Benefits will be subject to the Excise Tax and the amount of such Excise Tax:

	(1)	Any other payments or benefits received or to be received by Mockett in connection with a change of control of AMS or Mockett’s termination of employment (whether pursuant to the

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terms of this Agreement or any other plan, arrangement or agreement with AMS, any person whose actions result in a change of control of AMS, or any person affiliated with AMS or such person) (which, together with the Benefits, shall constitute the “Total Benefits”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by AMS’s independent auditors such other payments or benefits (in whole or in part) will not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax, and such tax counsel shall provide such opinion in writing to Mockett such that he and his tax advisors can rely on it,

	(2)	The amount of the Total Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Total Benefits and (II) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying paragraph (1), above), and

	(3)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by AMS’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

(vii)	For purposes of determining the amount of the Gross-up Payment, Mockett shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made and the applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Mockett shall repay to AMS at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the portion of the Gross-up Payment being repaid by Mockett if such repayment results in a

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reduction in Excise Tax and/or a federal and state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), AMS shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

9.	Entitlement to Other Benefits.

Except as expressly provided herein, this Agreement shall not be construed as limiting in any way any rights or benefits Mockett, his spouse, dependents or beneficiaries may have pursuant to any other employee benefits plans or programs.

10.	Confidentiality.

Mockett acknowledges that all confidential information regarding the business of AMS and its subsidiaries and affiliates is the exclusive property of AMS. On or before the date that his employment with AMS terminates, Mockett shall return to AMS all copies of any material involving such confidential information to AMS, and Mockett agrees that he will not, directly or indirectly, divulge or use such information, whether or not such information is in written or other tangible form. Mockett also shall return to AMS by that date any other items in his possession, custody or control that are the property of AMS. Mockett understands that even after the date that his employment with AMS terminates he will remain bound by the terms of the American Management Systems, Incorporated Confidentiality and Intellectual Property Rights Agreement, the AMS Ethical Business Conduct policy statement, and the restrictive covenants contained in Sections 10 and 11 hereof. This Section is intended to cover confidential information of AMS that relates to the business of AMS that has not otherwise been made public and shall not apply to employee responses that may be required by proper governmental or judicial inquiry or in any dispute with the Company. No breach of this Section shall be deemed to have occurred unless AMS provides written notice to Mockett of the breach within 90 days after AMS becomes aware of it and Mockett has failed to cure such breach, if curable, within 30 days of such notice.

11.	Non-Solicitation.

Effective on the date that his employment with AMS terminates and for a period of 12 months thereafter, Mockett shall not directly (a) employ or solicit for employment, or assist in any way in solicitation for employment, any person employed by AMS or any entities 30% or more owned by AMS (“Subsidiaries”) then or at any time within the preceding 12 months; or (b) solicit, or assist in any way in the solicitation of business

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from any of AMS’s or its Subsidiaries’ clients or prospective clients, either for Mockett’s own benefit or the benefit of anyone other than AMS, unless the business being solicited is not competitive with the services or products provided by AMS or its affiliates. Clause (b) shall not apply unless the business being solicited is in a line of business in which AMS was already engaged or already had under active consideration while Mockett was employed by AMS or is a natural extension of such a line business with a client that was an existing client of AMS during that time. An entity shall not be considered a prospective client for this purpose unless AMS has taken significant steps to specifically identify the entity as a prospective client and/or obtain the entity as a client, and there is a reasonable possibility that such entity will become a client of AMS. The 12-month period for compliance with this covenant shall be reduced to six months if AMS terminates Mockett’s employment by failing or refusing to extend the term of the Agreement pursuant to Section 1 hereof and does not pay him a severance benefit calculated in the same way and subject to the same conditions as the severance benefit in Section 6.d.(vi) hereof but substituting 100% for 200% therein.

12.	Representations.

Mockett represents and warrants to AMS that he is not now under any obligation of a contractual or other nature to any person, business or other entity that is inconsistent or in conflict with this Agreement or that would prevent him from performing his obligations under this Agreement. AMS represents to Mockett that it is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on AMS’s ability to enter into or perform this Agreement.

13.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall, if AMS or Mockett so elects, be settled by arbitration, in accordance with the Employment Dispute Resolution procedures of the American Arbitration Association. Arbitration shall occur before a single arbitrator, provided, however, that if the parties cannot agree on the selection of such arbitrator within 30 days after the matter is referred to arbitration, each party shall select one arbitrator and those arbitrators shall jointly designate a third arbitrator to comprise a panel of three arbitrators. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the Commonwealth of Virginia. AMS and Mockett each irrevocably consent to the jurisdiction of the federal and state courts located in Virginia for this purpose. The arbitrator shall be authorized to allocate the costs of arbitration between the parties. Notwithstanding the foregoing, AMS, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief in order to avoid irreparable harm and such other relief as AMS shall elect to enforce Mockett’s covenants in Sections 10 and 11 hereof.

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14.	Legal Expenses.

Except as provided in Section 13 hereof, if any dispute or controversy arises under or in connection with this agreement, AMS shall promptly pay all Mockett’s legal fees and expenses, including, by way of example rather than limitation, reasonable attorneys’ fees incurred by Mockett in seeking to obtain or enforce any right or benefit under this Agreement, provided, however, that this obligation of AMS shall not apply unless Mockett prevails in whole or in part. This obligation shall apply irrespective of whether the dispute or controversy is resolved by arbitration, litigation, or a settlement thereof. In addition, AMS shall pay to Mockett interest at the prime lending rate as announced from time to time by Citibank, N.A. on all or any part of any amount to be paid to Mockett under this Agreement that is not paid when due. Promptly following the commencement date of Mockett’s employment, AMS shall pay directly to Mockett’s attorneys (and financial advisors, if applicable) the reasonable legal fees and disbursements not in excess of $30,000 incurred in the preparation and negotiation of this Agreement and other related documents.

15.	Indemnification.

a.	AMS agrees that if Mockett is made a party, or, is threatened to be made a party, to any action, suit or proceeding, including, without limitation, any formal or informal investigation (whether internal or external), whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee or AMS, or is or was serving at the request of AMS as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Mockett’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Mockett shall be indemnified and held harmless by AMS to the fullest extent permitted under Delaware law. To the extent consistent with the foregoing, this obligation to indemnify Mockett and hold him harmless shall continue even if he has ceased to be a director, officer, member, employee or agent of AMS or other such entity described above, and shall inure to the benefit of Mockett’s heirs, executors and administrators. AMS shall advance to Mockett all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by AMS of a written request for such advance. Such request shall include an undertaking by Mockett to repay the amount of such advance if it shall ultimately be determined that Mockett is not entitled to be indemnified against such costs and expenses.

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b.	Neither the failure of AMS (including its Board, independent legal counsel or stockholders) to have made a determination before such Proceeding concerning payment of amounts claimed by Mockett under the subparagraph above that indemnification of Mockett is proper because he has met the applicable standards of conduct, nor a determination by AMS (including its Board, independent legal counsel or stockholders) that Mockett has not met such applicable standards of conduct, shall create a presumption that Mockett has not met the applicable standards of conduct.

16.	Assignability and Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Mockett) and assigns. No rights or obligations may be assigned or transferred by AMS except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which AMS is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of AMS, provided that the assignee or transferee is the successor to all or substantially all of the assets of AMS and such assignee or transferee assumes the liabilities, obligations, and duties of AMS, as contained in this Agreement, either contractually, or as a matter of law. AMS further agrees, that in the event of a sale of assets or liquidation as described in the foregoing sentence, it shall take whatever action it is legally entitled to take in order to cause the assignee or transferee to expressly assume the liabilities, obligations, and duties of AMS under this Agreement. Notwithstanding any such assignment, AMS shall not be relieved from liability under this Agreement. No rights or obligations of Mockett under this Agreement may be assigned or transferred by Mockett other than his right to receive compensation and benefits, provided such assignment or transfer is otherwise permitted by law.

17.	Notices.

All notices required or permitted under this Agreement shall be in writing and shall be deemed effective: (1) upon personal delivery; (2) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid; or (3) in the case of delivery by nationally recognized overnight delivery service, when received, addressed as follows:

If to AMS to:

American Management Systems, Incorporated
4050 Legato Road
Fairfax, VA 22033
Attention: Chairman, Compensation Committee of the Board of Directors.

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With a copy (which shall not constitute notice) to:

Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037
Attention: Barbara M. Rossotti, Esq.

If to Mockett, to:

Alfred T. Mockett
201 Falcon Ridge Road
Great Falls, Virginia 22066

With a copy to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
1333 New Hampshire Avenue, N.W.
Washington, DC 20036
Attention: Bruce S. Mendelsohn, Esq.

or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice. At AMS’s sole discretion it may substitute, for any advance notification otherwise required in this Agreement, continued payment of regular salary and benefits during the otherwise required advance notification period.

18.	Amendment.

This agreement may be amended or modified only by a written instrument executed by both AMS and Mockett.

19.	Pronouns.

Whenever the context might require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

20.	Captions.

The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section hereof.

21.	Time.

All reference in this Agreement to periods of days are to calendar days, unless expressly provided otherwise. Where the time period specified in this Agreement would end on a weekend or holiday, the time period shall be deemed to end on the next business day.

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22.	Entire Agreement.

Except for other agreements specifically referenced herein, this Agreement constitutes the entire agreement between AMS and Mockett and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter hereof.

23.	Severability.

In case any provision hereof shall be held by a court or arbitrator with jurisdiction over AMS or Mockett to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of AMS and Mockett in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

24.	Waiver.

No delays or omission by AMS or Mockett in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by AMS or Mockett on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

25.	Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws principles.

26.	Withholding.

AMS may make any appropriate arrangements to deduct from all benefits provided under this Agreement any taxes reasonably determined to be required to be withheld by any government or government agency. Mockett shall bear all taxes on benefits provided under this Agreement to the extent that no taxes are withheld, irrespective of whether withholding is required.

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27.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instruments.

* * * *

IN WITNESS WHEREOF, AMS and Mockett have executed this Agreement effective as of December 1, 2001, except as specifically provided herein.

ALFRED T. MOCKETT		AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

/s/Alfred T. Mockett	By:	/s/Daniel J. Altobello

Date: December 1, 2001	Date:	December 1, 2001

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GENERAL RELEASE AND COVENANT NOT TO SUE

     In consideration of the receipt of specified benefits under my Employment Agreement (the “Agreement”) with American Management Systems, Incorporated (“AMS”), which Agreement hereby is incorporated by reference in this general release and covenant not to sue (the “Release”), I, [employee], on behalf of myself, and on behalf of my heirs, successors and assigns, hereby release unconditionally AMS, all of its past, present and future subsidiaries, affiliates, directors, officers, employees; and all of its and their respective heirs, successors, and assigns from any and all claims, demands, actions, and liabilities that I otherwise might have asserted arising out of my employment or other association with AMS, including the termination of that employment or association; and covenant not to sue AMS, any of its past, present and future subsidiaries, affiliates, directors, officers, employees, agents, and representatives; or any of its or their respective heirs, successors, and assigns based, in whole or in part, on any claims relating to the employment agreement I entered into with AMS effective December 1, 2001 (“Employment Agreement”), and any claims arising under any and all federal, state or local laws prohibiting discrimination in employment on the basis of age that relate to my employment or other association with AMS or the termination of that employment or association with AMS.

     The foregoing release and covenant do not apply to (1) any claims that arise after the date on which I sign this Release, (2) my rights under this Release, (3) any rights that I might have to benefits under the American Management Systems, Inc. 401(k) Plan, the American Management Systems, Inc. Simplified Employee Pension Plan, or any successor to either, (4) any rights that I might have to benefits under any other employee benefit plan or arrangement, to the extent those benefits are subject to sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended, or (5) any rights that I might have to benefits or other compensation under any other employee benefit plan or arrangement, to the extent those benefits or compensation were accrued and vested before my termination of employment under the terms of the plan or arrangement as in effect at that time. Those rights, and only those rights, survive unaffected by this Release.

     I understand that as a consequence of my signing this Release I am giving up, with respect to my AMS employment and the termination of that employment, any and all rights I otherwise might have under the Age Discrimination in Employment Act of 1967, as amended and the Older Workers Benefit Protection Act of 1990 and any and all other federal, state or municipal laws prohibiting discrimination in employment on the basis of age.

     I acknowledge and agree that (1) the consideration described in the Agreement constitutes consideration in addition to the regular severance and other benefits I would be entitled to receive from AMS upon leaving its employment, (2) I was and am hereby advised by AMS to consult with an attorney before signing this Release, (3) I was given a period of at least 21 days within which to consider whether to sign this Release, and (4) I was and am hereby advised by AMS of my statutory right to revoke this Release within seven (7) days of my signing this Release and advised that the Release will not become effective or enforceable until the revocation period has expired.

     I warrant and represent that my decision to enter into this Release was (1) entirely voluntary on my part; (2) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Agreement; and (3) not influenced by any threats or other coercive activities to induce acceptance of this Release.

     I further warrant and represent that I fully understand and appreciate the consequences of my signing this Release.

* * * *

     IN WITNESS WHEREOF, I hereby acknowledge receipt of consideration and execute the foregoing Release this                 day of                                ,                                 .

     [employee]

     Witnessed by                                                                                                           on this                          day of                                          ,                      .

     WITNESS

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SCHEDULE A

Advisory Board of the ETF Group

Board of Transplant America